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5/13/22, 9:42 AM Hygienic Dress League Selected to Create Art Experience at Pivot MIA | by HDL Corp | Medium

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Hygienic Dress League Selected to Create Art Experience at Pivot MIA

The one-of-a-kind event, hosted by Vox Media, drew an array of prominent figures from the tech industry



MIAMI (March 8, 2022) — Hygienic Dress League (HDL), a legally registered

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5/13/22, 9:42 AMHygienic Dress League Selected to Create Art Experience at Pivot MIA | by HDL Corp | Mediumhttps://medium.com/@admin_63228/hygienic-dress-league-selected-to-create-art-experience-at-pivot-mia-2869c71d99952/5ceate a ese at epeece at ot , a teeday eet tat aed tochallenge convention and featured prominent names in fintech, media, education,entertainment, climate, and more. The event was presided over by Kara Swisher and ScottGalloway, renowned figures in tech and journalism and co-hosts of the podcast "Pivot."The event took place in Miami from February 14?16, 2022.On the evening of the 15th, HDL unveiled installations throughout the Faena Forum, oneof the main spaces at the conference, transforming part of the space into the "Museum ofthe Future." The museum invited viewers to look upon contemporary technologicaldevices through a future lens, prompting them to think about our everyday possessions assomeday artifacts. Performers created scenes that wove into a broader narrative aroundthe past, present, and future of humans. Characters in gas masks, a signature motif ofHDL's work, walked around the space, engaging the roughly 300 conference attendeesthrough performance and "Messages from the Future" for them to ponder. From thecocktail hour to the afterparty, HDL's imagery served as a through line for an evening ofexploration, reflection, and fun."We'rethrilledtohavehadtheopportunitytopushtheconversationfurtherinaspaceOpen in appGet started

5/13/22, 9:42 AMHygienic Dress League Selected to Create Art Experience at Pivot MIA | by HDL Corp | Mediumhttps://medium.com/@admin_63228/hygienic-dress-league-selected-to-create-art-experience-at-pivot-mia-2869c71d99953/5Were thrilled to have had the opportunity to push the conversation further in a spacewhere decision-makers in tech and business were engaging in dialogue about the worktheir companies are doing. I believe that our installations pushed attendees to examineeven deeper questions ? namely, what does it mean to be a company in the first place?And what does it mean to be human? These are the kinds of discussions we aim to setalight," said Dorota Coy, co-founder of HDL. "Thank you to Kara Swisher, Scott Galloway,and the entire team behind Pivot MIA for recognizing the importance of these questionsand giving us space to explore them."This event comes on the heels of HDL's recent Regulation A filing with the Securities andExchange Commission (SEC). Pending SEC approval, HDL will have clearance for theissuance of up to $75 million of securities in a 12-month period, and offer participants600k non-fungible token (NFT) securities. To pre-register for the offering, visit hdlcorp.ioor sign up for direct updates here.AboutHygienicDressLeague(HDL)Open in appGet started

5/13/22, 9:42 AM Hygienic Dress League Selected to Create Art Experience at Pivot MIA | by HDL Corp | Medium

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Founded in 2007 by conceptual art duo Steve and Dorota Coy, Hygienic Dress League (HDL) is a legally registered corporation as a new and original form of art. HDL uses the legal framework and operational strategies of a corporation as conceptual and performance art. Leveraging the promotional strategies of modern corporations, HDL infuses culture and art into places traditionally meant for raising awareness about products and services, subverting expectations and engaging the public in cultural events or performance art. Pending SEC approval, HDL intends to raise money through another public performance art project that will be available to the public. Shares of the corporation will be a new form or medium of art.

For more information, please visit hdlcorp.io.

Media inquiries:

Carly Cao

3Points Communications

Carly@3ptscomm.com

"No money or other consideration is being solicited, and if sent in response based on the aforementioned information, no consideration will be accepted."

"No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed with the U.S. Securities and Exchange Commission is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date."

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